July 18, 2001

Steven Adelstein, president
Vidkid Distribution, Inc.
4950 West Prospect Road
Fort Lauderdale, FL   33309

Dear Mr. Adelstein;

         The purpose of this letter of intent is to set forth the terms and conditions by which your company has agreed to acquire all of the issued and outstanding shares of common stock of PriMed Technologies, Inc.

         Vidkid will acquire all of the issued and outstanding shares of common stock of PriMed in exchange for the issuance of 11,550,000 shares of Vidkid common stock. Except for shares of preferred stock which may be issued to facilitate this Closing, Vidkid will have 2,637,500 shares of common stock issued and outstanding and that there will be no other classes of stock, rights, warrants or any other instruments which can be converted into shares of common stock of VidKid..

         PriMed will execute a promissory note in the amount of $168,000 payable to Vidkid or its designee. The first payment to be made at Closing. The note will be a non-interest bearing note and call for payment of $3,500 per month. It is agreed that this first payment will be used in part to satisfy any VidKid liabilities outstanding including but not limited to outstanding transfer agent bills.

         At closing, Vidkid will have no assets and no liabilities. To the extent that PriMed becomes obligated to pay any Vidkid liabilities, PriMed may offset this payment against the amounts due Vidkid or its assignee.

         Following closing, PriMed will attempt to convert a portion of its debt into equity at the rate of $.25 per share. It is currently contemplated that an additional 5,500,000 shares of Vidkid will be issued as a result of this debt conversion. However, nothing shall prohibit PriMed from issuing a greater number of shares as a result of debt conversion or converting the debt at a lower price should market conditions require.

         Following closing, 2,700,000 preferred shares will be converted to common shares.

         At Closing, A.U.W., Inc. and Steven Adelstein,   will sign a lock up
letter which will provide in part that during the one year following commencement of trading, the shares of common stock owned by A.U.W. and Adelstein (approximately 846,000 post split shares) will be subject to the volume limitations imposed by Rule 144.

         Following closing, Vidkid will attempt to secure between $500,000 and $1,000,000 in additional financing. The stock will be sold for $.25 per share subject to prevailing market conditions. Depending on the final terms negotiated with investors, certain adjustments to the proposed shareholder capitalization may be required.

         Subject to market conditions, following closing Vidkid will issue the former management options to purchase up to 250,000 shares at a price of $.50 per share. The term of the option shall be five years from the time of grant.

         PriMed to supply Vidkid within 60 days of closing a certified financial statement and such other pro forma financial statements in conformity with Security and Exchange Commission requirements. PriMed to file these statements with a Form 8-k or such other form as may be required.

         At closing, all officers and directors except for Steven Adelstein shall resign. Mr. Adelstein shall remain on the board but be required to tender his resignation as an officer. Prior to resignation, the current Board will appoint Evan Brovernick and at least one of his designees to the Board.

         The foregoing terms and conditions will be contained in a definitive agreement to be agreed upon between the parties. The agreement will contain the standard representations and warranties normally included in such an agreement.

         The execution of the definitive agreement will be subject to completion of each party's due diligence investigation. Each party shall be their own costs with respect to the due diligence investigation. All documents exchanged between the parties shall be kept confidential. In the event that this transaction fails to close, all documents exchanged between the parties. shall be returned to the respective parties with no copies retained thereof.

         Until Closing, or the termination of this Letter of Intent, Vidkid agrees that it will not solicit other prospective acquisition candidates and that any public announcements regarding this Letter of Intent shall require the approval of both parties.

         Closing to take place no later than August 31, 2001.

         If the foregoing is acceptable, please indicate as such by signing below.

Sincerely.


Jeffrey G. Klein


Agreed and Accepted:

Vidkid Distribution, Inc.                              PriMed Technologies, Inc.


--------------------                                   -------------------------
By:  Steven Adelstein, pres
                                                       By: Evan Brovernick